Exhibit 99.1

Mercantile Bank Corporation Announces Robust Third Quarter 2026 Results

Net interest income growth, loan portfolio expansion, strong local deposit generation, and continued strength in asset quality metrics and capital levels highlight the quarter

GRAND RAPIDS, Mich., October 20, 2026 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $24.1 million, or $1.39 per diluted share, for the third quarter of 2026, compared with net income of $23.8 million, or $1.46 per diluted share, for the third quarter of 2025.  Net income during the first nine months of 2026 totaled $72.7 million, or $4.21 per diluted share, compared with net income of $65.9 million, or $4.06 per diluted share, during the first nine months of 2025.  Excluding non-recurring costs associated with the acquisition of Eastern Michigan Financial Corporation and core and digital banking system conversion and the impacts of other one-time items (non-GAAP measurements), adjusted net income was $24.5 million, or $1.42 per diluted share, for the third quarter of 2026, $24.3 million, or $1.50 per diluted share, for the third quarter of 2025, $76.1 million, or $4.41 per diluted share, for the first nine months of 2026, and $66.4 million, or $4.09 per diluted share, for the first nine months of 2025.  Using these non-GAAP measures, adjusted earnings per diluted share increased $0.32, or 7.8 percent, in the first nine months of 2026 compared to the respective 2025 period.

“Our financial performance metrics remained strong during the third quarter of 2026,” said Ray Reitsma, President and Chief Executive Officer of Mercantile.  “The robust operating results were fueled by net interest income expansion, reflecting solid earning asset growth and a higher net interest margin, a significant increase in treasury management fees, strong local deposit growth, a relatively low level of provision expense stemming from ongoing strength in asset quality measures, and the maintenance of a sound regulatory capital profile.  As evidenced by the growth in the loan and local deposit portfolios, our team members have continued to meet the needs of existing customers and secure new client relationships.  At the same time, we have devoted significant efforts and resources on core and digital banking system conversion-related activities to ensure a smooth transition that is expected to occur in the first quarter of 2027, which we believe will provide for a superior experience and a more durable platform for us and our customers.  The notable net growth in local deposits provided for a further reduction in our loan-to-deposit ratio.  We believe ample opportunities are available to us to expand our presence in Southeast Michigan, and as such, we have made meaningful investments in talented individuals to serve that area and gain market share.”

Third quarter highlights include:

●	Return on average assets of 1.4 percent and return on average equity of 12.6 percent
●	Tangible book value per common share of $37.81 as of September 30, 2026, up nearly 4 percent on an annualized basis since December 31, 2025
●	Net revenue expansion of over 17 percent compared to the prior-year third quarter, including net interest income and noninterest income growth of approximately 17 percent and 18 percent, respectively
●	Improved net interest margin, primarily reflecting lower cost of funds, commercial loan growth, and ongoing upward repricing of matured fixed-rate loans and securities
●	Notable increase in treasury management fees of approximately 28 percent
●	Sustained strength in commercial loan pipeline
●	Continued low level of nonperforming assets and nominal past due loans and loan charge-offs
●	Substantial reduction in loan-to-deposit ratio from approximately 96 percent as of September 30, 2025, to approximately 88 percent as of September 30, 2026, primarily reflecting solid local deposit generation and the onboarding of Eastern Michigan Bank’s deposit portfolio
●	Noteworthy decreases in brokered deposits of $110 million during the first nine months of 2026, and $159 million during the twelve months ended September 30, 2026, leaving a balance of only $20.1 million that is scheduled to mature in late 2026
●	Strong tangible and regulatory capital positions

Operating Results

Net revenue, consisting of net interest income and noninterest income, was $73.2 million during the third quarter of 2026, an increase of $10.8 million, or 17.3 percent, from $62.4 million during the prior-year third quarter.  Net interest income during the third quarter of 2026 was $60.9 million, up $8.9 million, or 17.1 percent, from $52.0 million during the respective 2025 period mainly due to growth in earning assets and a higher net interest margin.  Eastern Michigan Bank’s net interest income totaled $5.8 million during the third quarter of 2026.  Noninterest income totaled $12.3 million during the current-year third quarter, up $1.9 million, or 18.4 percent, from $10.4 million during the third quarter of 2025 primarily due to increases in treasury management fees, interest rate swap income, and mortgage banking income.  Eastern Michigan Bank generated $0.5 million in noninterest income during the third quarter of 2026, mainly consisting of deposit service charges.

The net interest margin was 3.73 percent in the third quarter of 2026, up from 3.49 percent in the prior-year third quarter.  The yield on average earning assets was 5.52 percent during the third quarter of 2026, a decrease from 5.74 percent during the respective 2025 period.  The lower yield largely resulted from a reduced yield on loans, which more than offset an improved yield on securities resulting from the reinvestment of relatively low-yielding bonds and investment portfolio expansion activities, along with the positive impact stemming from the addition of Eastern Michigan Bank’s securities portfolio.  The yield on loans was 6.12 percent during the third quarter of 2026, down from 6.35 percent during the third quarter of 2025, mainly due to lower interest rates on variable-rate commercial loans resulting from the Federal Open Market Committee (“FOMC”) reducing the targeted federal funds rate.  The FOMC decreased the targeted federal funds rate by 25 basis points in each of September, October, and December of 2025, during which time average variable-rate commercial loans represented approximately 77 percent of average total commercial loans.  The yield on securities equaled 3.43 percent during the third quarter of 2026, up from 2.90 percent during the prior-year third quarter.  A change in earning asset mix, consisting of a decrease in higher-yielding loans as a percentage of earning assets and an increase in relatively lower-yielding securities as a percentage of earning assets and reflecting a strategic initiative to reduce the loan-to-deposit ratio and the onboarding of Eastern Michigan Bank’s liquid balance sheet, and a lower yield on other interest-earning assets, reflecting the aforementioned decreased interest rate environment, negatively impacted the yield on average earning assets during the third quarter of 2026.

During the third quarter of 2026, the cost of funds was 1.79 percent, down from 2.25 percent during the third quarter of 2025, primarily due to lower rates paid on money market accounts and time deposits, reflecting the decreased interest rate environment.  An increase in low-cost deposit products as a percentage of total funding sources, mainly resulting from the addition of Eastern Michigan Bank’s deposit base and successful client acquisition efforts, also contributed to the reduced cost of funds.  Furthermore, the expansion of existing deposit relationships and a reduction in brokered deposits positively impacted the cost of funds during the third quarter of 2026.  The latter reflects a strategy to refine the deposit base whereby the brokered deposit market will be accessed on a limited basis and reliance on other higher-priced deposit relationships will be lessened.

Mercantile recorded provisions for credit losses of $0.7 million and $0.2 million during the third quarters of 2026 and 2025, respectively.  The provision expense recorded during the current-year third quarter primarily reflected increases in specific and qualitative factor allocations of $1.7 million and $0.7 million, respectively, along with allocations of $0.6 million necessitated by net loan growth.  These factors were partially offset by decreases in the required reserve of $1.5 million and $0.7 million stemming from an increase in residential mortgage and consumer loan prepayment speeds and a decline in baseline loss allocations, respectively.  The recording of net loan recoveries and ongoing strength in loan quality metrics during both periods positively impacted necessary provision levels.

Noninterest income totaled $12.3 million during the third quarter of 2026, up $1.9 million, or 18.4 percent, from $10.4 million during the prior-year third quarter.  The increase primarily stemmed from growth in treasury management fees, interest rate swap income, and mortgage banking income.  The rise in treasury management fees largely resulted from new commercial customer acquisitions and clients’ expanded use of products and services.  The growth in interest rate swap income, which can vary from period to period due to the timing of closing transactions, mainly reflected a higher volume of new swap transactions.

Noninterest expense totaled $43.6 million during the third quarter of 2026, compared to $34.8 million during the third quarter of 2025.  Costs related to the core and digital banking system conversion aggregated $0.4 million during the third quarter of 2026, while costs associated with the acquisition of Eastern Michigan Financial Corporation totaled $0.2 million and $0.6 million during the current-year third quarter and third quarter of 2025, respectively.  Excluding these non-recurring costs, noninterest expense increased $8.8 million during the third quarter of 2026 compared to the prior-year third quarter.  Eastern Michigan Bank’s noninterest expense totaled $4.1 million during the third quarter of 2026, including salary and benefit costs of $1.7 million and core deposit intangible asset amortization of $0.9 million.  The remaining increase in noninterest expense largely stemmed from higher salary and benefit costs, mainly reflecting increased bonus accruals, annual merit pay increases, market adjustments, and talent acquisitions to assist with the core and digital banking system conversion and expand deposit and loan market share in Southeast Michigan, along with cost inflation and a larger balance sheet.

Federal income tax expense was $4.9 million during the third quarter of 2026, compared to $3.7 million during the prior-year third quarter.  The increase in federal income tax expense mainly resulted from a higher level of income before federal income tax and a lower level of net benefits from transferable energy tax credits.  Mercantile’s effective tax rate, which equaled 16.8 percent and 13.4 percent during the third quarters of 2026 and 2025, respectively, has been positively impacted by tax benefits derived from the acquisition of transferable energy tax credits and low-income housing and historic tax credit investments.

Mr. Reitsma commented, “The notable increase in net interest income during the third quarter of 2026 resulted from robust earning asset growth and a higher net interest margin, primarily reflecting a lower cost of funds and the upward repricing of matured fixed-rate loans and securities.  We are pleased with the significant increase in treasury management fees, reflecting customers’ expanded use of products and services and our ongoing success in cultivating new client relationships.  Meeting asset growth objectives in a cost-effective manner while remaining focused on providing customers with excellent service and market-leading products and services remain important strategic objectives.  Excluding costs related to the core and digital banking system conversion and acquisition of Eastern Michigan Financial Corporation, overhead costs as a percentage of net revenue during the third quarter of 2026 increased slightly compared to the third quarter of 2025, in part reflecting investments in personnel to assist with the core and digital banking system conversion and expansion activities in Southeast Michigan.”

Balance Sheet

Total assets were $7.16 billion as of September 30, 2026, up $328 million from December 31, 2025.  Total loans increased $37.4 million, or an annualized 3.0 percent, during the third quarter of 2026, and $131 million, or an annualized 3.6 percent, during the first nine months of 2026, primarily reflecting commercial loan portfolio expansion of $20.4 million, or an annualized 2.0 percent, and $152 million, or an annualized 5.2 percent, during the respective periods.  Commercial loans grew in both 2026 periods notwithstanding the full payoffs and partial paydowns of certain larger relationships, which aggregated $147 million during the third quarter of 2026, and $448 million during the first nine months of 2026.  The payoffs and paydowns, reflecting sales of assets, secondary market refinancings, and customers using excess cash flows generated within their operations to make line of credit reductions, remained above the historical average of approximately $50 million per quarter during the third quarter of 2026.  Payoffs and paydowns during 2025 were also well above historical levels, totaling approximately $363 million and averaging about $91 million per quarter.  Commercial loan originations, consisting of loans to new customers and growth in existing credit relationships, stayed strong across all segments during the first nine months of 2026.  Residential mortgage loans increased $13.2 million during the third quarter of 2026 and declined $27.1 million during the first nine months of 2026, while other consumer loans were up $3.8 million and $6.1 million during the respective periods.

During the first nine months of 2026, interest-earning deposits grew $151 million, and securities available for sale were down $4.2 million.  The increase in interest-earning deposits primarily resulted from strong local deposit growth during the third quarter of 2026, while the reduction in securities available for sale mainly reflected an increase in the net unrealized loss on these securities stemming from the recent higher interest rate environment.

As of September 30, 2026, unfunded commitments on commercial construction and development loans, which are expected to be funded over the next 12 to 18 months, and residential construction loans, which are expected to be largely funded over the next 12 months, totaled $266 million and $43.9 million, respectively.  The unused balance on construction loans remains relatively stable as new construction loan opportunities are identified and as construction loans shift to term real estate loans upon completion of the projects.

Commercial and industrial loans and owner-occupied commercial real estate loans combined represented approximately 55 percent of total commercial loans as of September 30, 2026, a level that has remained relatively consistent with prior periods and in line with our expectations.

Total deposits equaled $5.61 billion as of September 30, 2026, compared to $5.28 billion as of December 31, 2025.  Local deposits grew $438 million, or an annualized 11.4 percent, during the first nine months of 2026, while brokered deposits decreased $110 million.  The growth in local deposits, which occurred despite the customary level of seasonal noninterest-bearing deposit withdrawals by customers to make bonus and tax payments and partnership distributions, reflected successful customer acquisition efforts and net growth in various existing deposit relationships.  The loan-to-deposit ratio equaled 88.3 percent as of September 30, 2026, down from 92.8 percent and 91.2 percent as of June 30, 2026, and December 31, 2025, respectively, largely due to local deposit portfolio expansion.  As of September 30, 2026, wholesale funds, consisting of Federal Home Loan Bank of Indianapolis advances and brokered deposits, were $325 million, or approximately 5 percent of total funds, compared to $457 million, or approximately 8 percent of total funds, as of December 31, 2025.  Noninterest-bearing checking accounts represented approximately 26 percent of total deposits as of September 30, 2026, compared to about 25 percent as of year-end 2025.

Mr. Reitsma noted, “The commercial loan portfolio grew during the third quarter and first nine months of 2026 despite elevated levels of payoffs and line of credit paydowns, reflecting ongoing strength in loan originations.  Based on our current pipeline and continuing discussions with existing and prospective borrowers, we believe ample opportunities to book commercial loans will exist in upcoming periods.  We are pleased with the noteworthy increase in local deposits during the third quarter of 2026 and related decline in our loan-to-deposit ratio and remain focused on funding loan originations and investment purchases through local deposit generation.”

Asset Quality

Nonperforming assets totaled $9.8 million, or 0.1 percent of total assets, as of September 30, 2026, compared to $7.9 million, or 0.1 percent of total assets, as of December 31, 2025, and $9.8 million, or 0.2 percent of total assets, as of September 30, 2025.  The level of past due loans remains nominal.  During the third quarter of 2026, loan charge-offs were less than $0.1 million, while recoveries of prior period loan charge-offs equaled $0.3 million, providing for net loan recoveries of $0.3 million, or an annualized 0.02 percent of average total loans.

Mr. Reitsma remarked, “Our asset quality measures remained strong during the third quarter of 2026 as evidenced by ongoing low levels of nonperforming assets, past due loans, and loan charge-offs.  We remain steadfast in our commitment to underwrite loans across all portfolio segments cautiously and in adherence with internal policy guidelines and identify any weakening commercial loan relationships or emerging sector-specific or systemic credit issues as early as possible to minimize the impact of such on our overall financial condition.  Our commercial borrowers have generally continued to operate effectively during the extended and continuing period of uncertain macro-economic conditions, and our residential mortgage loan and consumer loan portfolios have also continued to perform well.”

Capital Position

Shareholders’ equity totaled $744 million as of September 30, 2026, up $19.0 million from December 31, 2025.  Positively impacting shareholders’ equity during the first nine months of 2026 was net income of $72.7 million and activity related to the issuance and sale of common stock through various stock-based compensation programs and our dividend reinvestment plan totaling $4.1 million, which was partially offset by a $37.8 million after-tax decrease in the market value of our available for sale securities portfolio, generally reflecting the recent increase in market interest rates, and the payment of cash dividends totaling $20.1 million.  Mercantile Bank and Eastern Michigan Bank each maintained “well-capitalized” positions as of September 30, 2026, with total risk-based capital ratios of 13.4 percent and 23.9 percent, respectively.  As of September 30, 2026, Mercantile Bank and Eastern Michigan Bank had approximately $200 million and $39 million, respectively, in excess of the 10 percent minimum regulatory threshold required to be categorized as a “well-capitalized” institution.

Mercantile reported 17,288,352 total shares outstanding as of September 30, 2026.

Mr. Reitsma concluded, “Our ongoing financial strength enabled us to continue our regular cash dividend program and once again provide shareholders with meaningful cash returns on their investments.  We believe we are well positioned to effectively address any issues emerging from the extended period of unstable economic and operating conditions as a result of sustained strength in our operating results, asset quality metrics, capital levels, and commercial loan funding opportunities, along with the anticipated attainment of solid financial performance in future periods.  Our firm commitment to meeting clients’ needs has been successful in retaining existing and fostering new relationships, and we believe the continuation of this commitment will present us with abundant opportunities to originate loans and generate local deposits in upcoming periods.  Due to the outstanding efforts of our team members, we are making steady progress regarding the core and digital banking system conversion and expect it to be completed in the first quarter of 2027 as originally planned.”

Investor Presentation

Mercantile has prepared presentation materials that management intends to use during its previously announced third quarter 2026 conference call on Tuesday, October 20, 2026, at 10:00 a.m. Eastern Time, and from time to time thereafter in presentations about the company’s operations and performance.  These materials, which are available for viewing in the Investor Relations section of Mercantile’s website at www.mercbank.com, have been furnished to the U.S. Securities and Exchange Commission concurrently with this press release.

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank and Eastern Michigan Bank.  Mercantile Bank and Eastern Michigan Bank provide financial products and services in a professional and personalized manner designed to make banking easier for businesses, individuals, and governmental units.  Distinguished by exceptional service, knowledgeable staff, and a commitment to the communities they serve, Mercantile Bank and Eastern Michigan Bank together comprise one of the largest Michigan-based banking organizations with total combined assets of approximately $7.2 billion.  Mercantile Bank Corporation's common stock is listed on the NASDAQ Global Select Market under the symbol "MBWM." For more information about Mercantile, visit www.mercbank.com, and follow us on Facebook, Instagram, X (formerly Twitter) @MercBank, and LinkedIn @merc-bank.

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

This news release contains certain non-GAAP financial measures, including adjusted net income and adjusted diluted earnings per share, each of which excludes costs associated with (i) Mercantile’s acquisition of Eastern Michigan Financial Corporation that was completed during the fourth quarter of 2025 ($0.2 million and $0.5 million during the third quarter and first nine months of 2026, respectively), and (ii) the previously announced core and digital banking system conversion ($0.4 million and $3.9 million during the third quarter and first nine months of 2026, respectively), on an after-tax basis. These non-GAAP financial measures are identified in this news release where they appear.  We believe that presenting these non-GAAP financial measures provides investors, analysts, and other interested parties with meaningful supplementary information to assess Mercantile’s underlying operational performance by removing the effect of costs we consider to be non-recurring in nature and not reflective of Mercantile’s core operating results.  These non-GAAP financial measures are used by management to evaluate Mercantile’s ongoing operations, for internal planning and forecasting purposes, and to assess period-over-period comparability.  Management believes it is useful for the reader to review these non-GAAP adjusted measures alongside the GAAP measures.  Our definition of these adjusted financial measures may differ from similarly named measures used by others.  These non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for our GAAP measures.  Our net income and diluted earnings per share are presented on a GAAP-basis in the first paragraph of this release.

Forward-Looking Statements

This news release contains statements and information that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “endeavor,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar references to future periods.  Any such statements are based on current expectations that involve a number of risks and uncertainties.  Actual results may differ materially from the results expressed in forward-looking statements.  Factors that might cause such a difference include difficulties and delays in the ongoing integration of Mercantile Bank and Eastern Michigan Bank and achieving anticipated synergies, cost savings and other benefits from the transaction; delays, cost overruns, disruptions, or other difficulties in completing the core and digital banking system conversion, or failure to realize its anticipated benefits; changes in interest rates and interest rate relationships; increasing rates of inflation and slower growth rates or recession; significant declines in the value of commercial real estate; market volatility; demand for products and services; climate impacts; labor markets; the degree of competition by traditional and nontraditional financial services companies; changes in banking regulation or actions by bank regulators; changes in tax laws and other laws and regulations applicable to us; changes in prices, levies, and assessments; the impact of technological advances; potential cyber-attacks, information security breaches and other criminal activities; litigation liabilities; governmental and regulatory policy changes; the outcomes of existing or future contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; damage to our reputation resulting from adverse publicity, regulatory actions, litigation, operational failures, and the failure to meet client expectations and other factors; changes in the national and local economies; unstable political and economic environments; disease outbreaks, such as the COVID-19 pandemic or similar public health threats, and measures implemented to combat them; and other factors, including those expressed as risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission.  Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.  Investors are cautioned not to place undue reliance on any forward-looking statements contained herein.

FOR FURTHER INFORMATION:

Raymond Reitsma	Charles Christmas
President and CEO	Executive Vice President and CFO
616-233-2349	616-726-1202
rreitsma@mercbank.com	cchristmas@mercbank.com

MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(dollars in thousands)	SEPTEMBER 30,	DECEMBER 31,	SEPTEMBER 30,
	2026	2025	2025
ASSETS
Cash and due from banks	$56,105	$54,755	$58,593
Interest-earning deposits and Federal Funds sold	572,393	418,569	418,426
Total cash and cash equivalents	628,498	473,324	477,019

Securities available for sale	1,098,016	1,102,230	855,138
Mortgage loans held for sale	22,439	17,160	17,433

Loans	4,952,942	4,821,888	4,615,160
Allowance for credit losses	(56,415)	(58,191)	(59,129)
Loans, net	4,896,527	4,763,697	4,556,031

Premises and equipment, net	60,799	62,468	56,155
Bank owned life insurance	117,407	105,342	94,848
Goodwill	73,689	72,656	49,473
Core deposit intangible, net	16,442	20,388	0
Other assets	249,051	217,954	202,390

Total assets	$7,162,868	$6,835,219	$6,308,487

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$1,446,357	$1,339,666	$1,182,775
Interest-bearing	4,165,919	3,944,786	3,629,038
Total deposits	5,612,276	5,284,452	4,811,813

Securities sold under agreements to repurchase	197,453	232,291	251,499
Federal Home Loan Bank advances	305,322	326,221	346,221
Subordinated debentures	51,529	51,015	50,844
Subordinated notes	89,914	89,657	89,571
Term note	22,500	30,000	0
Accrued interest and other liabilities	140,039	96,699	100,909
Total liabilities	6,419,033	6,110,335	5,650,857

SHAREHOLDERS' EQUITY
Common stock	353,553	349,431	303,463
Retained earnings	452,046	399,448	382,679
Accumulated other comprehensive income/(loss)	(61,764)	(23,995)	(28,512)
Total shareholders' equity	743,835	724,884	657,630

Total liabilities and shareholders' equity	$7,162,868	$6,835,219	$6,308,487

MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME
(Unaudited)

(dollars in thousands except per share data)	THREE MONTHS ENDED	THREE MONTHS ENDED	NINE MONTHS ENDED	NINE MONTHS ENDED
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
INTEREST INCOME
Loans, including fees	$76,630	$74,659	$221,820	$220,003
Investment securities	9,345	5,855	27,368	16,227
Other interest-earning assets	4,294	5,129	13,203	11,710
Total interest income	90,269	85,643	262,391	247,940

INTEREST EXPENSE
Deposits	23,121	26,817	69,507	77,735
Short-term borrowings	1,430	1,974	4,396	5,656
Federal Home Loan Bank advances	2,611	2,895	7,762	8,689
Other borrowed money	2,207	1,955	6,666	5,831
Total interest expense	29,369	33,641	88,331	97,911

Net interest income	60,900	52,002	174,060	150,029

Provision for credit losses	700	200	(2,900)	3,900

Net interest income after provision for credit losses	60,200	51,802	176,960	146,129

NONINTEREST INCOME
Service charges on accounts	2,744	2,064	7,874	5,871
Mortgage banking income	3,359	3,066	9,474	9,686
Credit and debit card income	2,912	2,371	8,421	6,922
Interest rate swap income	774	377	1,880	1,687
Payroll services	851	825	2,799	2,648
Earnings on bank owned life insurance	789	858	2,230	1,961
Other income	874	827	2,759	1,777
Total noninterest income	12,303	10,388	35,437	30,552

NONINTEREST EXPENSE
Salaries and benefits	26,853	21,094	75,155	61,362
Occupancy	2,308	2,122	6,985	6,395
Furniture and equipment	1,016	846	2,967	2,458
Data processing costs	4,829	3,945	13,872	11,315
Core conversion costs	438	0	3,897	0
Acquisition costs	153	606	547	628
Core deposit intangible amortization	865	0	2,596	0
Other expense	7,091	6,137	18,964	17,075
Total noninterest expense	43,553	34,750	124,983	99,233

Income before federal income tax expense	28,950	27,440	87,414	77,448

Federal income tax expense	4,878	3,682	14,729	11,535

Net Income	$24,072	$23,758	$72,685	$65,913

Basic earnings per share	$1.39	$1.46	$4.21	$4.06
Diluted earnings per share	$1.39	$1.46	$4.21	$4.06

Average basic shares outstanding	17,286,048	16,249,267	17,267,297	16,229,243
Average diluted shares outstanding	17,286,048	16,249,267	17,267,297	16,229,243

MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly					Year-To-Date
(dollars in thousands except per share data)	2026	2026	2026	2025	2025
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2026	2025
EARNINGS
Net interest income	$60,900	57,258	55,901	51,015	52,002	174,060	150,029
Provision for credit losses	$700	(1,800)	(1,800)	(700)	200	(2,900)	3,900
Noninterest income	$12,303	11,498	11,688	11,056	10,388	35,437	30,552
Noninterest expense	$43,553	39,375	42,107	36,726	34,750	124,983	99,233
Net income before federal income tax expense	$28,950	31,181	27,282	26,045	27,440	87,414	77,448
Net income	$24,072	25,927	22,685	22,841	23,758	72,685	65,913
Basic earnings per share	$1.39	1.50	1.32	1.40	1.46	4.21	4.06
Diluted earnings per share	$1.39	1.50	1.32	1.40	1.46	4.21	4.06
Average basic shares outstanding	17,286,048	17,278,057	17,237,249	16,263,884	16,249,267	17,267,297	16,229,243
Average diluted shares outstanding	17,286,048	17,278,057	17,237,249	16,263,884	16,249,267	17,267,297	16,229,243

PERFORMANCE RATIOS
Return on average assets	1.37%	1.52%	1.35%	1.44%	1.50%	1.41%	1.44%
Return on average equity	12.61%	13.97%	12.54%	13.50%	14.72%	13.04%	14.28%
Net interest margin (fully tax-equivalent)	3.73%	3.59%	3.55%	3.43%	3.49%	3.62%	3.48%
Efficiency ratio	59.50%	57.27%	62.30%	59.17%	55.70%	59.66%	54.95%
Full-time equivalent employees	812	827	766	770	683	812	683

YIELD ON ASSETS / COST OF FUNDS
Yield on loans	6.12%	6.01%	6.04%	6.12%	6.35%	6.06%	6.31%
Yield on securities	3.43%	3.36%	3.27%	2.96%	2.90%	3.35%	2.82%
Yield on other interest-earning assets	3.96%	4.04%	4.00%	4.25%	4.63%	4.00%	4.75%
Yield on total earning assets	5.52%	5.42%	5.42%	5.52%	5.74%	5.45%	5.74%
Yield on total assets	5.16%	5.09%	5.09%	5.20%	5.41%	5.11%	5.43%
Cost of deposits	1.69%	1.74%	1.77%	2.04%	2.20%	1.73%	2.22%
Cost of borrowed funds	3.66%	3.57%	3.58%	3.56%	3.61%	3.60%	3.62%
Cost of interest-bearing liabilities	2.49%	2.53%	2.54%	2.87%	3.06%	2.52%	3.08%
Cost of funds (total earning assets)	1.79%	1.83%	1.87%	2.09%	2.25%	1.83%	2.26%
Cost of funds (total assets)	1.68%	1.72%	1.75%	1.97%	2.12%	1.72%	2.14%

MORTGAGE BANKING ACTIVITY
Total mortgage loans originated	$142,377	159,105	127,939	141,451	136,840	429,421	379,157
Purchase mortgage loans originated	$117,615	126,798	68,769	85,973	107,993	313,182	300,734
Refinance mortgage loans originated	$24,762	32,307	59,170	55,478	28,847	116,239	78,423
Mortgage loans originated with intent to sell	$92,569	107,447	105,873	116,886	111,334	305,889	304,110
Income on sale of mortgage loans	$3,215	3,156	3,049	3,375	3,482	9,420	9,156

CAPITAL
Tangible equity to tangible assets	9.24%	9.87%	9.41%	9.37%	9.72%	9.24%	9.72%
Tier 1 leverage capital ratio	11.11%	11.04%	10.61%	11.30%	10.90%	11.11%	10.90%
Common equity risk-based capital ratio	11.44%	11.44%	11.27%	11.01%	11.33%	11.44%	11.33%
Tier 1 risk-based capital ratio	12.23%	12.25%	12.09%	11.83%	12.20%	12.23%	12.20%
Total risk-based capital ratio	14.60%	14.65%	14.59%	14.35%	14.87%	14.60%	14.87%
Tier 1 capital	$768,377	749,048	723,395	704,776	685,440	768,377	685,440
Tier 1 plus tier 2 capital	$917,167	896,267	872,668	854,876	835,263	917,167	835,263
Total risk-weighted assets	$6,283,913	6,116,615	5,981,420	5,958,763	5,617,005	6,283,913	5,617,005
Book value per common share	$43.03	43.68	42.66	42.19	40.46	43.03	40.46
Tangible book value per common share	$37.81	38.42	37.34	36.78	37.41	37.81	37.41
Cash dividend per common share	$0.40	0.39	0.39	0.38	0.38	1.18	1.12

ASSET QUALITY
Gross loan charge-offs	$46	10	5	2,842	172	61	273
Recoveries	$319	514	351	206	726	1,184	1,048
Net loan charge-offs (recoveries)	$(273)	(504)	(346)	2,636	(554)	(1,123)	(775)
Net loan charge-offs (recoveries) to average loans	(0.02%)	(0.04%)	(0.03%)	0.23%	(0.05%)	(0.03%)	(0.02%)
Allowance for credit losses	$56,415	55,441	56,736	58,191	59,129	56,415	59,129
Allowance to loans	1.14%	1.13%	1.18%	1.21%	1.28%	1.14%	1.28%
Nonperforming loans	$9,742	5,803	7,543	7,870	9,844	9,742	9,844
Other real estate/repossessed assets	$82	0	0	0	0	82	0
Nonperforming loans to total loans	0.20%	0.12%	0.16%	0.16%	0.21%	0.20%	0.21%
Nonperforming assets to total assets	0.14%	0.09%	0.11%	0.12%	0.16%	0.14%	0.16%

NONPERFORMING ASSETS - COMPOSITION
Commercial:
Commercial & industrial	$2,880	942	1,122	1,393	1,509	2,880	1,509
Land development & construction	$0	0	0	201	0	0	0
Owner occupied comm'l R/E	$3,789	953	494	517	0	3,789	0
Non-owner occupied comm'l R/E	$0	0	2,732	2,732	5,532	0	5,532
Multi-family & residential rental	$0	0	0	0	0	0	0
Total commercial	$6,669	1,895	4,348	4,843	7,041	6,669	7,041
Retail:
1-4 family mortgages	$3,049	3,811	3,114	2,971	2,767	3,049	2,767
Other consumer	$106	97	81	56	36	106	36
Total retail	$3,155	3,908	3,195	3,027	2,803	3,155	2,803
Total nonperforming assets	$9,824	5,803	7,543	7,870	9,844	9,824	9,844

NONPERFORMING ASSETS - RECON
Beginning balance	$5,803	7,543	7,870	9,844	9,743	7,870	5,743
Additions	$6,136	1,284	410	1,299	426	7,830	6,641
Return to performing status	$0	0	(12)	0	(27)	(12)	(27)
Principal payments	$(2,086)	(3,016)	(725)	(466)	(222)	(5,827)	(2,351)
Sale proceeds	$0	0	0	0	0	0	0
Loan charge-offs	$(29)	(8)	0	(2,807)	(76)	(37)	(162)
Valuation write-downs	$0	0	0	0	0	0	0
Ending balance	$9,824	5,803	7,543	7,870	9,844	9,824	9,844

LOAN PORTFOLIO COMPOSITION
Commercial:
Commercial & industrial	$1,499,086	1,537,029	1,429,830	1,374,522	1,337,729	1,499,086	1,337,729
Land development & construction	$112,646	119,386	119,560	117,373	70,806	112,646	70,806
Owner occupied comm'l R/E	$757,329	803,884	799,066	778,869	729,451	757,329	729,451
Non-owner occupied comm'l R/E	$1,159,659	1,091,844	1,101,758	1,110,674	1,091,210	1,159,659	1,091,210
Multi-family & residential rental	$542,058	498,253	485,175	537,224	521,111	542,058	521,111
Total commercial	$4,070,778	4,050,396	3,935,389	3,918,662	3,750,307	4,070,778	3,750,307
Retail:
1-4 family mortgages	$763,715	750,526	768,237	790,857	780,917	763,715	780,917
Other consumer	$118,449	114,631	113,067	112,369	83,936	118,449	83,936
Total retail	$882,164	865,157	881,304	903,226	864,853	882,164	864,853
Total loans	$4,952,942	4,915,553	4,816,693	4,821,888	4,615,160	4,952,942	4,615,160

END OF PERIOD BALANCES
Loans	$4,952,942	4,915,553	4,816,693	4,821,888	4,615,160	4,952,942	4,615,160
Securities	$1,098,016	1,125,529	1,125,433	1,102,230	855,138	1,098,016	855,138
Other interest-earning assets	$619,830	327,399	577,619	458,548	457,373	619,830	457,373
Total earning assets (before allowance)	$6,670,788	6,368,481	6,519,745	6,382,666	5,927,671	6,670,788	5,927,671
Total assets	$7,162,868	6,819,490	6,945,035	6,835,219	6,308,487	7,162,868	6,308,487
Noninterest-bearing deposits	$1,446,357	1,420,591	1,331,947	1,339,666	1,182,775	1,446,357	1,182,775
Interest-bearing deposits	$4,165,919	3,875,797	4,087,571	3,944,786	3,629,038	4,165,919	3,629,038
Total deposits	$5,612,276	5,296,388	5,419,518	5,284,452	4,811,813	5,612,276	4,811,813
Total borrowed funds	$668,270	690,554	704,853	730,778	739,688	668,270	739,688
Total interest-bearing liabilities	$4,834,189	4,566,351	4,792,424	4,675,564	4,368,726	4,834,189	4,368,726
Shareholders' equity	$743,835	755,124	736,947	724,884	657,630	743,835	657,630

AVERAGE BALANCES
Loans	$4,967,799	4,891,868	4,828,031	4,627,544	4,668,173	4,896,411	4,664,356
Securities	$1,126,018	1,128,063	1,119,988	880,619	841,853	1,124,712	803,026
Other interest-earning assets	$424,354	413,729	467,991	426,758	433,055	435,198	324,920
Total earning assets (before allowance)	$6,518,171	6,433,660	6,416,010	5,934,921	5,943,081	6,456,321	5,792,302
Total assets	$6,957,917	6,851,065	6,837,239	6,296,341	6,294,841	6,882,516	6,125,953
Noninterest-bearing deposits	$1,440,772	1,376,108	1,318,537	1,227,100	1,215,918	1,378,920	1,171,789
Interest-bearing deposits	$3,999,140	3,956,008	3,999,141	3,599,012	3,610,600	3,984,763	3,506,005
Total deposits	$5,439,912	5,332,116	5,317,678	4,826,112	4,826,518	5,363,683	4,677,794
Total borrowed funds	$677,906	707,080	712,240	720,499	749,679	698,949	746,080
Total interest-bearing liabilities	$4,677,046	4,663,088	4,711,381	4,319,511	4,360,279	4,683,712	4,252,085
Shareholders' equity	$757,527	744,193	733,366	671,029	640,495	745,117	617,126